Exhibit 99.1

Press Release

CONDUCTUS ANNOUNCES $12.7 MILLION EQUITY FINANCING

New Funds Provide Additional Capital To Support Continued Growth in Wireless Market

SUNNYVALE, Calif., June 25, 2001—Conductus, Inc. (Nasdaq: CDTS), a leading manufacturer of superconducting wireless systems, announced today a new equity financing of $12.7 million to further support the commercialization of its ClearSite® products for the growing wireless communications market.

    A number of leading investment firms participated in the financing, including both new and existing institutional shareholders. The financing was led by existing shareholder RS Investment Management, and also included existing shareholder Palo Alto Investors, as well as new investors Lancaster Investments Partners, L.P. and Porter Capital Management, among others. PMG Capital acted as financial advisor and placement agent. Under the terms of the financing, the Company issued 2.54 million shares of common stock at $5.00 per share, for a total of $12.7 million, netting Conductus approximately $12 million in proceeds after expenses.

    "I am very pleased to announce this new equity financing as it significantly enhances the Company's balance sheet," stated Charles Shalvoy, President and CEO of Conductus, Inc. "The proceeds exceeded the amount we were initially seeking and will be used to expand our sales and marketing organization, increase manufacturing capacity and continue to develop new products with unique capabilities for the wireless communications market. We are especially pleased that two of our current investors, RS Investment Management and Palo Alto Investors, are participating in this financing along with several new institutional investors who share our excitement about the growth potential for Conductus in the dynamic wireless market. We are developing technologies and products that we believe can significantly improve the performance of advanced wireless networks without adding costly new cell sites."

    Conductus currently produces its ClearSite® superconductor-based filter systems to expand coverage, reduce interference and increase capacity for analog (1G), digital (2G) and next generation high bandwidth digital (2.5G and 3G) wireless networks. In field trials for 1G and 2G networks, ClearSite systems have increased cell site minutes of use by percentages ranging from 30% to more than 50%. In recent 2G TDMA and CDMA trials in the U.S., and 3G trials for KDDI in Japan, Conductus' ClearSite systems provided significant improvements in capacity, coverage, handset power, and in the 3G trial, where signals can be greatly degraded due to existing sources of interference, improvements in data rate and bit error rate (BER). Bit error rate is an important indicator of call quality in digital systems, and is particularly significant for high-speed data communications. Many wireless experts predict that BER will need to improve significantly over current industry levels in order to support higher speed wireless Internet services.

    Conductus, Inc., founded in 1987 and based in Sunnyvale, California, develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide telecommunications markets. For many applications, the unique properties of superconductors offer significant performance advantages over products based on conventional copper electronic components. These advantages can provide improved price/performance at the system level because of enhanced sensitivity and efficiency as well as reduced size and weight. For additional information, please visit our web site at www.conductus.com.

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Conductus' expectations, beliefs, hopes, intentions, or strategies regarding the future. Forward-looking statements include statements regarding future sales, product introduction and acceptance, market acceptance and financial stability. Conductus' actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including but not limited to Conductus' failure to timely develop new products which gain market acceptance, failure of the company's suppliers and customers to renew agreements, delays in the timing of orders for the company's products and services, significant changes in the business environment in which the company operates, and other risks detailed from time to time in the company's regulatory filings, including the annual report on Form 10-K for the year ended December, 31, 1999, and the Forms 10-Q for the quarters ended in 2000, as or to be filed with the Securities and Exchange Commission.